                                                     PURSUANT TO RULE 424(b)(3)
                                                             FILE NO. 333-34070


                   SUPPLEMENT TO PROSPECTUS/PROXY STATEMENT
                               DATED MAY 5, 2000

     The prospectus/proxy statement dated May 5, 2000, is hereby supplemented as follows to restate, in its entirety, the "Selling Shareholders" section on pages 33 through 35 of the prospectus.


                              SELLING SHAREHOLDERS

     The shares of Synovus common stock issued in the merger are freely transferable under the Securities Act, except for shares issued to persons who were deemed to be "affiliates" of ProCard for purposes of Rule 145 under the Securities Act as of the date of the ProCard special meeting. Affiliates may not sell their shares of Synovus common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of ProCard generally include individuals or entities that controlled, were controlled by or were under common control with ProCard and may include individuals who served as officers and directors of ProCard before the effective date of the merger as well as principal stockholders of ProCard before the effective date of the merger.

     Synovus received an "affiliate letter" from persons deemed to be "affiliates" of ProCard under Section 2(11) of the Securities Act and Rule 145(c) thereunder. An affiliate letter constitutes an agreement by each affiliate of ProCard with Synovus to the effect that such affiliate will not sell, transfer or otherwise dispose of any shares of Synovus common stock issued to such a person in connection with the merger (1) except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (2) during the periods when any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the Securities and Exchange Commission, disqualify the merger for pooling of interests accounting treatment. Such periods in general encompass the period commencing 30 days before the effective date of the merger and ending at the time of publication of financial results covering at least 30 days of combined operations of Synovus and ProCard. Because the selling shareholders listed in the table below may be deemed to be affiliates of ProCard, this document also covers any offers or sales of the resale shares sold by the selling shareholders.

     The registration of theses shares does not necessarily mean that a particular selling shareholder will sell any or all of his shares of Synovus common stock. The average closing price of Synovus common stock during the twenty trading day period ending three days before the closing date of the merger was $18.956250 and the conversion ratio was 0.229483. The ProCard capital stock held by the selling shareholders listed in the table below were converted into an aggregate of 945,737 shares of Synovus common stock which are offered for resale through this prospectus. Such shares represent less than 1% of the shares of Synovus common stock outstanding on June 1, 2000.

     The following table sets forth information with respect to the selling shareholders. The share numbers reflect the numbers of shares of Synovus common stock received by each selling shareholder in the merger. The notes to the table describe the relationship of the selling shareholder to ProCard before the effective date of the merger.

                                                                           SECURITIES
                                                                         OFFERED FOR THE
                                RELATIONSHIP        SECURITIES OWNED        SECURITY
                            WITH PROCARD BEFORE        BEFORE THE            HOLDER'S
   NAME OF SECURITY HOLDER       THE MERGER             OFFERING             ACCOUNT
   -----------------------  --------------------    ----------------    -----------------
   Susan Bishop             Senior Vice                   286                   286
                              President

   DDB Investment           (1)                       206,534               206,534
     Company, LLLP
   D. Dale Browning         Director/CEO               40,188                40,188


                                                                           SECURITIES
                                                                         OFFERED FOR THE
                                RELATIONSHIP        SECURITIES OWNED        SECURITY
                            WITH PROCARD BEFORE        BEFORE THE            HOLDER'S
   NAME OF SECURITY HOLDER      THE MERGER              OFFERING             ACCOUNT
   -----------------------  --------------------    ----------------    -----------------
   Brigid Davidson          Vice President and            6,050              6,050
                              Corporate
                              Secretary
   LGH Limited Partnership  (2)                           5,737              5,737
   Laurance R. Hoagland     Director                     57,343             57,343
     Jr.
   Arthur A. Horecki        Vice President                   91                 91
   David M. Kirr            (3)                          68,942             68,942
   Marbach, Constance       Director (4)                 72,265             72,265
     and/or Terry  JTWROS

   Terry B. Marbach,        Director                     26,135             26,135
   Nom & Co. F/A/O KM &     (5)                           1,652              1,652
     Co. EPS & IP, Gregg
     T. Summerville
   Nom. & Co.- Kirr,        (3)                           1,721              1,721
     Marbach & Co
     Employees Profit
     Sharing and
     Investment Plan
     -David M. Kirr
   Nom. & Co.- Kirr,        (6)                             631                631
     Marbach & Co
     Employees Profit
     Sharing and
     Investment Plan
     -Terry Marbach
   B. LaRae Orullian        Director                     57,370             57,370
   Quest Ventures           (7)                          40,774             40,774
     International
   Quest Ventures II        (7)                          59,654             59,654
   Fred W. Reams            (8)                          85,153             85,153
   Strafe & Co F/A/O        (5)                           5,737              5,737
     Gregg T. Summerville
     FBO Adam James
     Summerville
   Strafe & Co F/A/O        (5)                           5,737              5,737
     Gregg T. Summerville
     FBO Amy Lynn
     Summerville
   Strafe & Co FAO          (5)                          14,342             14,342
   KM & Co. EPS - G.
     Summerville
   Strafe & Co FAO KM &     (3)                           9,565              9,565
     Co. EPS - David Kirr

                                                                           SECURITIES
                                                                         OFFERED FOR THE
                                RELATIONSHIP        SECURITIES OWNED        SECURITY
                            WITH PROCARD BEFORE        BEFORE THE            HOLDER'S
   NAME OF SECURITY HOLDER       THE MERGER             OFFERING             ACCOUNT
   -----------------------  --------------------    ----------------    -----------------
   Strafe & Co FAO KM &     (6)                          20,132           20,132
     Co. EPS - Terry
     Marbach
   Strafe & Co FBO Gregg    (5)                           8,605            8,605
     Summerville
   Gregg T. Summerville     Director                    144,760          144,760
   Jerry H. and Sharon K.   Executive Vice                1,376            1,376
     Wagner                   President (9)
   Washington Securities    (10)                          3,442            3,442
   Judson A. Watts          Vice President                   59               59
   The Waugh/Carr Family    (11)                          1,456            1,456
     Trust  DTD 11/1/96

---------------

(1) D. Dale Browning, a director of ProCard, is deemed to be the beneficial owner of any shares owned by DDB Investment Company LLLP because Mr. Browning is the general partner.
(2) Laurance R. Hoagland, Jr., a director of ProCard before the effective date of the merger, is the beneficial owner of any shares owned by LGH Limited Partnership of which Mr. Hoagland is a limited partner.
(3) David M. Kirr owned 10.10% of ProCard series B preferred stock and was the beneficial owner of these shares.
(4) Constance Marbach is married to Terry B. Marbach, a director of ProCard before the effective date of the merger.
(5) Gregg T. Summerville, a director of ProCard before the effective date of the merger, is the beneficial owner of these shares.
(6) Terry B. Marbach, a director of ProCard before the effective date of the merger, is the beneficial owner of these shares.
(7) Lucien Ruby, a director of ProCard before the effective date of the merger, may be deemed to be the beneficial owner of any shares held by Quest Ventures International and Quest Ventures II. Mr. Ruby may be deemed to beneficially own such shares as the general partner of Foray Partners, the general partner of both Quest entities. Mr. Ruby disclaims beneficial ownership of these shares.
(8) Fred W. Reams owned 20.04% of the ProCard series A preferred stock before the effective date of the merger.
(9) Sharon K. Wagner is married to Jerry H. Wagner, an Executive Vice President of ProCard.
(10) Gregg T. Summerville, a director of ProCard before the effective date of the merger, is the beneficial owner of shares held by Washington Securities, a limited partnership, for which Mr. Summerville is a general partner.
(11) Frederick J. Waugh, a Vice President and the CFO of ProCard, is a beneficial owner of shares held by The Waugh/Carr Family Trust.

The date of this prospectus supplement is June 6, 2000.